                                                                                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

ELECTRO RENT REPORTS SUBSTANTIALLY HIGHER REVENUES,
 NET INCOME FOR FISCAL 2011 THIRD QUARTER

Company’s New Growth Strategy Powers
80% Year-Over-Year Revenue Increase and 136% Growth in Profits

VAN NUYS, Calif. – April 4, 2011 – Electro Rent Corporation (NASDAQ:ELRC) today reported a 136.0% increase in net income on an 80.0% increase in total revenues for its third fiscal quarter ended February 28, 2011, compared with the third quarter of the prior fiscal year.

Total revenues for the fiscal 2011 third quarter advanced to $59.5 million, from $33.0 million for the same period last year.  Sales of equipment and other revenues increased nearly three-fold to $30.8 million for the fiscal 2011 third quarter, from $10.4 million last year.  Rental and lease revenues rose nearly 27.0% to $28.7 million, from $22.6 million for the fiscal 2010 third quarter, reflecting increased rental demand in North America and Europe, added revenues from the company’s March 2010 acquisition of Telogy, LLC, and increased test and measurement leasing activity.

Net income grew substantially to $5.1 million, or $0.21 per diluted share, for the fiscal 2011 third quarter, from $2.2 million, or $0.09 per diluted share, for the fiscal 2010 third quarter.

“We have been able to successfully capitalize on a robust environment for the sale and rental of test and measurement equipment through aggressive and timely purchases of additional equipment, driving our performance to new heights,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “The year-over-year revenue growth this quarter was our best period of growth since fiscal 1998 when we acquired GE Capital’s rental business, while our experience as a low cost service provider helped drive stronger profitability.”

SG&A expenses were $14.3 million for the fiscal 2011 third quarter, compared with $11.5 million  for the same period last year, principally related to increases in the company’s sales force.  SG&A as a percentage of total revenues declined significantly to 24.0% this year from 34.9% in last year’s fiscal third quarter.  Total operating expenses equaled $51.2 million for the fiscal 2011 third quarter, versus $29.1 million in the same period last year, primarily due to higher depreciation of rental and lease equipment, and increased equipment sales and personnel costs.

Operating profit for the fiscal 2011 third quarter more than doubled to $8.3 million, or 13.9% of total revenues, from $3.9 million, or 11.9% of total revenues, for last year’s fiscal third quarter.

Interest income was $38,000 for the fiscal 2011 third quarter, compared with $125,000 last year, reflecting a lower cash balance in the fiscal 2011 period and the redemption of the company’s auction rate securities, which carried a higher interest rate last year.

Total revenues for the first nine months of fiscal 2011 grew to $163.6 million, from $101.8 million for the comparable prior year period.  Rental and lease revenues for the fiscal 2011 year-to-date period increased to $87.1 million, from $67.7 million last year.  Equipment sales and other revenues rose to $76.4 million for the nine months ended February 28, 2011, from $34.1 million for the prior-year period.

Net income for the fiscal 2011 year-to-date period advanced to $17.4 million, or $0.72 per diluted share, from $8.2 million, or $0.34 per diluted share, in the fiscal 2010 period.

SG&A expenses were $41.5 million, or 25.4% of total revenues, for the first nine months of fiscal 2011, versus $32.2 million, or 31.6% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2011 nine-month period were $137.1 million, compared with $88.6 million for the fiscal 2010 nine-month period.

Operating profit for the first nine months of fiscal 2011 rose to $26.4 million, or 16.2% of total revenues, from $13.2 million, or 12.9% of total revenue, in the prior-year period.

Electro Rent’s effective tax rate was 39.1% for the third quarter of fiscal 2011, compared with 47.1% for the third quarter of fiscal 2010.  The decrease related to certain tax rate adjustments and imputed interest on intercompany receivables during the prior-year period.  The company’s effective tax rate for the first nine months of fiscal 2011 was 34.8%, versus 43.8% for the first nine months of fiscal 2010.  The decrease related to a $1.4 million reversal of accrued interest and penalties related to the effective settlement of the company’s uncertain tax positions during nine months ended February 28, 2011.

Rental equipment purchases for the fiscal 2011 third quarter and year-to-date period were $22.5 million and $70.9 million, respectively, compared with $14.5 million and $37.5 million, respectively, for the same periods last year.  The book value of Electro Rent's equipment was $195.9 million at February 28, 2011, up from $173.6 million at May 31, 2010.

As of February 28, 2011, Electro Rent had a sales order backlog of $15.8 million.  The majority of the backlog is expected to be delivered to customers within the next six months.  The company had a backlog of $4.2 million for the prior-year period.

Electro Rent paid dividends of $3.6 million for the third quarter of fiscal 2011.  On an annualized basis, the company’s current quarterly dividend of $0.15 per common share represents a 3.5% yield on the March 31, 2011 closing price of $17.18.

Total shareholders' equity at February 28, 2011 grew to $237.4 million, or $9.90 per share, from $230.0 million, or $9.60 per share, at May 31, 2010.

Electro Rent had $29.3 million in cash, cash equivalents and investments at February 28, 2011, versus $47.2 million at May 31, 2010.  The decrease related primarily to the higher level of equipment purchases for the company’s rental pool.  Electro Rent’s balance sheet remains debt free.

“Our future continues to look very promising,” Greenberg continued.  “The current environment of cost reductions appears to be increasing companies’ consideration of rental options.  Our strong and growing relationships with equipment suppliers gives us the opportunity to serve more of our customers’ needs by providing them with increased options, a worldwide network of support, and the economic strength and flexibility to provide all the equipment they need at the moment they need it.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include, but are not limited to, continuing to capitalize on a robust environment for the sale and rental of test and measurement equipment, and providing customers with increased options, a worldwide network of support, and economic strength and flexibility, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Revenues:
Rentals and leases	$28,679	$22,596	$87,139	$67,672
Sales of equipment and other revenues	30,771	10,438	76,413	34,140

Total revenues	59,450	33,034	163,552	101,812

Operating expenses:
Depreciation of rental and lease equipment	12,186	10,218	35,761	31,486
Costs of revenues other than depreciation of rental
and lease equipment	24,707	7,360	60,016	24,980
Selling, general and administrative expenses	14,259	11,517	41,541	32,182
Gain on bargain purchase, net of taxes	-	-	(202)	-

Total operating expenses	51,152	29,095	137,116	88,648

Operating profit	8,298	3,939	26,436	13,164

Interest income, net	38	125	257	1,481

Income before income taxes	8,336	4,064	26,693	14,645

Income tax provision	3,259	1,913	9,276	6,408

Net income	$5,077	$2,151	$17,417	$8,237

Earnings per share:
Basic	$0.21	$0.09	$0.73	$0.34
Diluted	$0.21	$0.09	$0.72	$0.34

Shares used in per share calculation:
Basic	23,978	23,930	23,972	23,926
Diluted	24,098	23,988	24,058	23,981

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	February 28,	May 31,
	2011	2010
ASSETS

Cash and cash equivalents	$29,331	$32,906
Investments, trading, at fair value (cost of $14,275)	-	13,323
Put option	-	952
Accounts receivable, net of allowance for doubtful accounts of $646 and $536	33,081	25,670
Rental and lease equipment, net of accumulated depreciation of $189,919 and $177,380	195,914	173,647
Other property, net of accumulated depreciation and amortization of $16,665 and $16,055	13,561	13,585
Goodwill	3,109	3,109
Intangibles, net of amortization of $2,172 and $2,017	1,243	1,398
Other	25,191	11,478
	$301,430	$276,068

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$8,131	$8,294
Accrued expenses	12,043	14,240
Deferred revenue	6,077	6,022
Deferred tax liability	37,774	17,550
Total liabilities	64,025	46,106

Commitments and contingencies (Note 12)

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued or outstanding
Common stock, no par - shares authorized 40,000,000;
issued and outstanding February 28, 2011 - 23,980,581;
May 31, 2010 - 23,960,694	34,473	33,555
Retained earnings	202,932	196,407
Total shareholders' equity	237,405	229,962
	$301,430	$276,068